Exhibit 99.1

ASSURANCEAMERICA CORPORATION REPORTS IMPROVED NET INCOME RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2010

ATLANTA-(BUSINESSWIRE-April 19, 2010-Atlanta-based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM) today announced its unaudited financial results for the three months ended March 31, 2010.

	Three Months Ended March 31,
	(in thousand, except per ratios)
	2010	2009	Change
Total revenue	$18,176	$17,774	2%
Income before taxes	$1,399	$1,346	4%
Net income	$839	$817	3%

Revenues for the three month period ended March 31, 2010 increased 2% to $18.2 million, compared to $17.8 million in 2009 as a result of increased premiums earned and improved investment income results within the Carrier/MGA wholesale division.

The Company’s income before taxes for the three month period ending March 31, 2010 were $1.4 million compared to $1.3 million in 2009. The Company’s net income was $839 thousand for the three month period ended March 31, 2010 compared to $817 thousand in 2009.

Gross premiums produced, which includes gross written premium in the Carrier/MGA wholesale division and premiums for policies sold in the retail division, decreased 3% to $44.8 million for the three months ended March 31, 2010 compared to $46.0 million for the same period of 2009. The decrease in gross premiums produced was primarily driven by lower production within the Carrier/MGA and the retail division due to soft market conditions. Gross Premiums Produced, a non-GAAP financial measure, is used by management as the primary measure of the underlying growth of the Company’s revenue streams from period to period.

Joseph J. Skruck, President, stated “Given the continued challenging market conditions, I am pleased with our results this quarter, which reflect our focus on maintaining strong underwriting discipline”.

AssuranceAmerica focuses on the non-standard automobile insurance marketplace, primarily in Alabama, Arizona, Florida, Georgia, Indiana, Louisiana, Mississippi, South Carolina, Texas and Virginia. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC (“Agency”), which sells personal automobile insurance policies through its 43 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).

Forward-Looking Statements

This press release, contains certain statements that may be deemed to be “forward-looking statements”. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “assumes”, “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from those expected by AssuranceAmerica Corporation include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio including other-than-temporary impairments for credit losses, rising loss cost trends, actions of competitors and natural disasters. AssuranceCorpoation undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see AssuranceAmerican Corporation filings with the Securities and Exchange Commission.

Contact:

AssuranceAmerica Corporation, Atlanta

John Mongelli, Senior Vice President and Chief Financial Officer

(770) 952-0200 Ext. 6212

Mark Hain, General Counsel, Secretary, Executive Vice President

(770) 952-0200 Ext. 6259

ASSURANCEAMERICA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(000’S OMITTED)

	For the Three Months Ended March 31,
	2010	2009
Revenue:
Gross premiums written	$32,380	33,600
Ceded premiums written	(22,026)	(22,769)

Net premiums written	10,354	10,831
Change in unearned premiums	(1,922)	(2,544)

Net premiums earned	8,432	8,287
Commission income	6,390	6,681
Managing general agent fees	3,122	2,793
Net investment income	132	145
Net investment gains (losses) on securities	11	(239)
Other fee income	89	107

Total revenue	18,176	17,774

Expenses:
Losses and loss adjustment expenses	5,957	5,760
Selling, general, and administrative	10,354	10,154
Stock option expense	89	79
Depreciation and amortization expense	279	300
Interest expense	98	135

Total operating expenses	16,777	16,428

Income before income taxes	1,399	1,346
Income tax provision	560	529

Net income	$839	817

Earnings per common share:
Basic	$0.013	0.013
Diluted	$0.013	0.013
Weighted average shares outstanding-basis	65,385,468	65,047,708
Weighted average shares outstanding-diluted	65,948,319	64,147,708